TO THE HOLDERS OF
TIERS ASSET-BACKED SECURITIES,
SERIES CHAMT TRUST 1997-7
FLOATING RATE CERTIFICATES, CLASS B
CUSIP: 8712928AS8

Pursuant to Section 4.2 of the Base Trust Agreement dated October 15, 1997 between Structured Products Corporation and Delaware Trust Capital Management, Inc., U.S. Bank Trust National Association, formerly First Trust of New York, National Association, as Administrator, hereby gives notice with respect to the Distribution occurring on October 15 1999 (the "Distribution Date") as follows:

(i) The amount of the distribution to holders of each Class of Securities allocable to principal of and premium, if any, and interest and the amount of aggregate unpaid interest accrued, if any, as of the Distribution Date, expressed as a dollar amount per $1,000 original face amount thereof, were as follows:

                     Fixed Rate Notes,        Floating Rate
                     Class A                  Certificates  Class B

Principal            $10.83348                $0.00
Premium, if any      $0.00                    $0.00
Interest Paid        $0.8800997               $4.65
Interest Accrued
and not paid         $0.00                    $0.00

(ii) The Floating Rate Pass Through Rate applicable to the Floating Rate Class B Certificates for the period from September 16, 1999 through October 15, 1999 and payable on the Distribution Date, as calculated by Westdeutsche Landesbank Girozentrale, the Calculation Agent is 5.28875%.

(iii) No compensation has been paid to the Administrator or Trustee from Available Funds under the TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7.

(iv) The aggregate stated principal amount of the Chase Credit Card Master Trust Class A Floating Rate Certificates, Series 1996-4 (the "Deposited Assets") is $363,900,000.00 and the notional amount is the same.

(v) The Deposited Assets will bear interest at a rate of 5.51% for the period from September 16, 1999 through October 15, 1999.


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(vi) The Deposited Assets are rated AAA by Standard & Poors and Aaa by Moody's Investors Service.

(vii) The Eligible Investments held by the Issuer as of the Distribtion Date were as follows:

      None.

(viii) The PSA Index Rate determined with respect to the Distribution Date by Westdeutsche Landesbank Girozentrale, as Swap Counterparty is 7.12%.

(ix)  The  aggregate   outstanding   principal   balance  of,   Notional  Amount
attributable to and the Current Factor applicable to each class of Securities as of the close of business on the Distribution Date were as follows:



                       Fixed Rate Notes, Class A      Floating Rate
                                                      Certificates Class B

Aggregate Outstanding
Principal Balance       $306,097,000.00               $10,920,000
Notional Amount         $306,097,000.00               $10,920,000
Current Factor          1.000                         1.00000000



U.S. BANK TRUST NATIONAL ASSOCIATION, AS ADMINISTRATOR


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